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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER
                                       OF
                               AUTOTRADER.COM, LLC
                                  WITH AND INTO
                              AUTOTRADER.COM, INC.

         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is entered into as of this ___ day of ______, 2000, by and between AutoTrader.com, Inc., a Delaware corporation (the "Surviving Corporation"), and AutoTrader.com, LLC, a Delaware limited liability company ("Parent").

                                    RECITALS

         A. Parent owns all of the issued and outstanding shares of capital stock of the Surviving Corporation.

         B. The Board of Directors of the Surviving Corporation and the Management Committee of Parent believe it is in the best interest of their stockholders and members, respectively, and their respective companies that Parent merge (the "Merger") with and into the Surviving Corporation as hereinafter specified with the Surviving Corporation being the entity which survives the Merger.

         C. Parent and the Surviving Corporation desire to make certain agreements in connection with the Merger.

         1.       The Merger. At the Effective Time (as defined below in Section
2) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger to be filed with the Delaware Secretary of State and attached hereto as Exhibit A (the "Certificate of Merger"), the applicable provisions of Section 264 of the Delaware General Corporation Law (the "DGCL") and Section 209 of the Delaware Limited Liability Company Act (the "LLC Act"), Parent shall be merged with and into the Surviving Corporation with the Surviving Corporation being the surviving entity. The terms and conditions of the Merger are as follows:

                  (a) the separate existence of Parent shall cease, and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of Parent, of a public as well as a private nature, and shall be subject to all the restrictions, disabilities and duties of Parent;

                  (b) all property of Parent, real, personal and mixed, all debts due to Parent on whatever account and all other things in action or belonging to Parent shall be vested in the Surviving Corporation;

                  (c) the title to any real estate vested by deed or otherwise in Parent shall not revert or be in any way impaired, but all rights of creditors therein and all liens thereon shall be vested in the Surviving Corporation;


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                  (d)      all debts, liabilities, duties and other obligations
of Parent under any and all indentures, loan agreements, revolving credit agreements, liquidity agreements, letters of credit and reimbursement agreements, notes, guarantees or other agreements or other instruments to which Parent is a party or by which it is bound shall attach to the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation;

                  (e) the Surviving Corporation expressly assumes all debts, liabilities, duties and other obligations of Parent under any and all indentures, loan agreements, revolving credit agreements, liquidity agreements, letters of credit and reimbursement agreements, notes, guarantees or other agreements or instruments to which Parent is a party or by which it is bound; and

                  (f) any claim existing or action or proceeding pending by or against Parent may be proceeded with the Surviving Corporation substituted in place of Parent.

         2. Effective Time. The parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the LLC Act. The Merger shall be effective at the date and time specified in such Certificate of Merger (the time so specified, the "Effective Time").

         3.       Certificate of Incorporation, Bylaws.

                  (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation, as in effect immediately prior to the Effective Time (the "Certificate of Incorporation"), shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL, the Bylaws and the Certificate of Incorporation.

                  (b) At the Effective Time, the Bylaws of the Surviving Corporation, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         4. Directors and Officers. At the Effective Time, (a) the directors of the Surviving Corporation, as in office immediately prior to the Effective Time, shall be the directors of Surviving Corporation, until their respective successors are duly elected or appointed and qualified and (b) the officers of the Surviving Corporation, as in office immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

         5. Effect on Parent Units. At the Effective Time, by virtue of the Merger, each issued and outstanding limited liability company unit of Parent (the "Parent Units") shall be converted automatically and without any further action on the part of the Surviving Corporation, Parent or their respective stockholders or members, as follows:

                  (a) each Parent Unit held by Manheim ATC, Inc., a Delaware corporation ("Manheim"), and ADP, Inc., a Delaware corporation ("ADP"), shall be converted into one share of Class B Common Stock, par value $1.00 per share (the "Class B Common Stock"), of the


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Surviving Corporation. Manheim and ADP shall hold such Class B Common Stock pursuant to the terms of the Certificate of Incorporation; and

                  (b) each of the other Parent Units shall be converted into one share of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), of the Surviving Corporation.

         Promptly following the Effective Time, the Surviving Corporation shall deliver to the holders of Parent Units outstanding immediately prior to the Effective Time certificates evidencing the shares of Class A Common Stock and Class B Common Stock issuable pursuant to this Section 5 in exchange for such Parent Units.

         6. No Further Ownership Rights in Parent Units. All shares of Class A Common Stock and Class B Common Stock issued upon the conversion of Parent Units in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Parent Units, such Parent Units shall be deemed cancelled and there shall be no further registration of transfers on the records of the Surviving Corporation of Parent Units that were outstanding immediately prior to the Effective Time.

         7. Effect on Surviving Corporation Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Surviving Corporation, Parent or their respective stockholders or members, each share of Surviving Corporation common stock issued and outstanding immediately prior to the Merger shall be cancelled.

         8. Parent Options. At or prior to the Effective Time, Parent and the Surviving Corporation shall take all action necessary to cause the assumption by the Surviving Corporation, as of the Effective Time, of Parent's 1999 AutoTrader.com Long-Term Incentive Plan (the "Plan") and options to purchase Parent Units granted under the Plan and outstanding as of the Effective Time (the "Outstanding Parent Options"). Each of the Outstanding Parent Options shall be converted without any action on the part of the holder thereof into an option to purchase shares of Class A Common Stock as of the Effective Time. The holder of an Outstanding Parent Option shall be entitled to receive upon the exercise thereof one share of Class A Common Stock for each Parent Unit subject to such option, determined immediately before the Effective Time. The exercise price of each share of Class A Common Stock subject to an Outstanding Parent Option shall be equal to the exercise price per unit of Parent Units at which such option is exercisable immediately before the Effective Time. The assumption and substitution of the Outstanding Parent Options as provided herein shall not give the holders of such options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their options or the shares obtainable upon exercise of such options. The Surviving Corporation shall reserve out of its authorized but unissued shares of Class A Common Stock sufficient shares to provide for the exercise of the Outstanding Parent Options.

         9. Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, interest in and possession to all assets, properties, rights, privileges, powers and franchises of Parent, the officers and directors of the


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Surviving Corporation are fully authorized and directed, in the name and on behalf of the Surviving Corporation and Parent, to take such action consistent with this Agreement, the DGCL and the Surviving Corporation's Certificate of Incorporation and Bylaws.

         10. Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger abandoned by the Board of Directors of the Surviving Corporation or the Management Committee of Parent, notwithstanding the approval of this Agreement by the Board of Directors of the Surviving Corporation and the Management Committee of Parent.

         11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

         12. Choice of Law. All rights and obligations under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflict of laws.


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         IN WITNESS WHEREOF, each of the parties has caused this Agreement and
Plan of Merger to be executed on its behalf by its duly authorized officers, as of the day and year first written above.

                                             SURVIVING CORPORATION:

                                             AUTOTRADER.COM, INC.


                                             By:
                                                ---------------------------
                                                Name:
                                                Title:

                                             PARENT:

                                             AUTOTRADER.COM, LLC


                                             By:
                                                ---------------------------
                                                Name:
                                                Title:


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                             CERTIFICATE OF MERGER

                                       OF

                               AUTOTRADER.COM, LLC
                     (a Delaware limited liability company)

                                 WITH AND INTO

                              AUTOTRADER.COM, INC.
                            (a Delaware corporation)

         Pursuant to Section 264 of the Delaware General Corporation Law and
Section 209 of the Delaware Limited Liability Company Act, AutoTrader.com, Inc., a Delaware corporation ("Acquiror"), hereby certifies the following information relating to the merger of AutoTrader.com, LLC, a Delaware limited liability company ("Target"), with and into Acquiror (the "Merger"):

         FIRST:   The name of the surviving corporation is AutoTrader.com,
Inc., a Delaware corporation. The name of the disappearing limited liability company is AutoTrader.com, LLC, a Delaware limited liability company.

         SECOND: An Agreement and Plan of Merger (the "Merger Agreement"), by and between Acquiror and Target, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by Acquiror in accordance with Section 264 of the Delaware General Corporation Law. The Merger Agreement has also been approved, adopted, certified, executed and acknowledged by Target in accordance with Section 209 of the Delaware Limited Liability Company Act.

         THIRD:   The name of the corporation surviving the Merger is
AutoTrader.com, Inc.

         FOURTH: The Certificate of Incorporation of Acquiror, as in effect immediately prior to the date that the Merger becomes effective, shall be the Certificate of Incorporation of the surviving corporation until thereafter changed or amended as provided therein or by applicable law.

         FIFTH:   The Merger shall be effective at ____ a.m. on ______ ____,
2000.

         SIXTH:   The executed Merger Agreement is on file at the principal
place of business of Acquiror, which is located at 5775 Peachtree Dunwoody Road, Suite A-200, Atlanta, Georgia 30342.

         SEVENTH: A copy of the Merger Agreement will be furnished by the Secretary of Acquiror, on request and without cost, to any stockholder of Acquiror or any member of Target.
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         IN WITNESS WHEREOF, AutoTrader.com, Inc., a Delaware corporation, has caused this Certificate of Merger to be executed on _____________ _____, 2000.


                                            AUTOTRADER.COM, INC.


                                            By:
                                               ------------------------------
                                               Name:
                                               Title: